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                                    EXHIBIT 2

                                  SYBASE, INC.

                                       and

                        THE FIRST NATIONAL BANK OF BOSTON

                                  Rights Agent

                                 AMENDMENT NO. 1

                      TO PREFERRED SHARES RIGHTS AGREEMENT

                            Dated as of July 15, 1994
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                                 AMENDMENT NO. 1

                       TO PREFERRED SHARES RIGHT AGREEMENT

         This Amendment No. 1 to Preferred Shares Rights Agreement is entered into by and between Sybase, Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston ( the "Rights Agent").

                                 R E C I T A L S

A. On March 24, 1992, the Company and the Rights Agent entered into a Preferred Shares Rights Agreement (the "Agreement").

B. Section 27 of the Agreement provides that the Company may supplement or amend the Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

C. On January 27,1994, the Board of Directors of the Company adopted an amendment to the Agreement pursuant to which the Purchase Price set forth in Section 7 (b) of the Agreement was amended to $250.00, after giving effect to the two-for-one stock split of the Company's Common Stock effected in November 1993.

                                A G R E E M E N T

         NOW THEREFORE, the Company and the Rights Agent agree as follows:

1. Section 7 (b) of the Agreement shall be amended in its entirety to read as follows:

                  " The Purchase Price for each one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right shall initially be $250.00 (after giving effect to the two-for-one split of the Company's Common Stock effected in November
                  1993), shall be subject to adjustment from time-to-time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

2. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. In all other respects, the Agreement shall continue in full force and effect without change.
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         IN WITNESS WHEREOF; the Company and the Rights Agent have executed this
Amendment No. 1 as of the later of the dates set forth below, to be effective as of January 27, 1994.

July 15, 1994                          SYBASE, INC.

                                       By:   /s/ Mitch Gaynor
                                             ------------------------
July 15, 1994                          THE FIRST NATIONAL BANK OF BOSTON


                                       By:   /s/ Kenyon Bissell
                                             ------------------------

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